Exhibit 99.1

                   RESMED ANNOUNCES RECORD FINANCIAL RESULTS
                      FOR QUARTER ENDED SEPTEMBER 30, 2003

SAN DIEGO, California, October 28, 2003...ResMed Inc. (NYSE: RMD) announced record revenue and income results for the quarter ended September 30, 2003. Revenue for the quarter was $72.9 million, an increase of 24% over the quarter ended September 30, 2002. Income from operations and net income for the September 30, 2003, quarter increased to $19.0 million and $12.2 million respectively, an increase of 22% and 28%. Earnings per share (on a diluted basis) for the quarter ended September 30, 2003, was $0.35, an increase of 25%, compared to the September 2002 quarter. Gross margin was 64.7%, increasing from 62.4% in the June 2003 quarter, and above the September 2002 quarter's margin of 64.3% reflecting improved expense control and product mix.

Selling, general and administration (SG&A) costs for the quarter were $22.2 million, an increase of $4.4 million or 25%, over the same period in fiscal 2002. The increase in SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleepdisordered breathing market. SG&A expenditure as a percentage of revenue was 30% in the September quarter, consistent with the same period in fiscal 2002.

Research and development expenditure, at approximately 8% of revenues, increased during the three months ended September 30, 2003, to $6.0 million from $4.4 million in the quarter ended September 30, 2002. The increase of 37% in R&D outlays reflects ResMed's continuing commitment to clinical research and product development, particularly in the evolving cardiovascular area. We expect to continue to spend approximately 8% of our revenues on R&D during the rest of this fiscal year.

Inventory, at $56 million, increased compared to June 2003 levels, primarily reflecting the beginning of an inventory build to buffer stocks before the Company relocates its Australian manufacturing facility. The move is expected to occur in the third quarter of this fiscal year. Accounts receivable days sales outstanding, at 69 days, improved by 3 days, compared to the September 2002 quarter.

Peter C. Farrell, Ph.D., Chairman and Chief Executive Officer, commented, "These excellent profit and revenue results for the September quarter reflect our continuing strong sales and profit growth. Operating cash flow for the September quarter was $12.6 million. This was impressive, particularly in light of our inventory build. Domestic sales increased by 22% over the September 2002 quarter to $34.7 million, reflecting continued healthy domestic demand for our sleep-disordered breathing products. International sales increased by 26% over the September 2002 quarter to $38.2 million, reflecting growth in all major markets, in particular Japan, as well as a stronger Euro."

Dr. Farrell also commented, "This quarter also saw the release of our new AutoSet Respond unit in the United States, as well as -- in most major markets -- our new bilevel unit, the VPAPIII, plus our new Ultra Mirage Full Facemask. We are excited about, not only these new products, but also the release, during our second fiscal quarter, of our revolutionary Activa nasal interface. Our recent clinical trials showed that the Activa performs better than any other mask we have yet produced. Finally, we released our channel management product, known as Boomerang Web, which is a web-based software solution. Boomerang Web allows our customers to enhance both patient care and inventory management. We are excited by all these new product offerings, which continue our track record of delivering innovative sleep-disordered breathing products to the global marketplace."

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Dr. Farrell concluded,  "During this quarter, as previously reported, we came to an agreement with Respironics which resolved our long-standing patent disputes. We are grateful to have this behind us and look forward to putting our resources to more productive activities. Finally, on the cardiac front, we jointly presented, with Guidant Corporation, a symposium on sleep-disordered breathing and heart failure, at the September meeting in Las Vegas of the Heart Failure Society of America. We were pleased to host some 350 cardiologists, who turned out to learn more about the connection between cardiovascular disease and sleep-disordered breathing."

We continue to believe that the market for sleep-disordered breathing products will continue to grow annually at approximately 20% over the next 12-18 months. We also believe that our annual revenue growth will meet or exceed this market growth rate, excluding the impact of any nonrecurring issues, such as the recent SARS epidemic.

ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis, treatment, and management of sleep-disordered breathing, selling a comprehensive range of products in over 60 countries.

ResMed will host a conference call at 1:30 pm Pacific Standard Time (PST) today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed's Web site at www.resmed.com. Please allow extra time before the call to visit the site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and (617) 801 6888 (international) and entering conference ID No. 32226786.

Further information can be obtained by contacting David Pendarvis at ResMed Inc. San Diego, on (858) 746-2568; Adrian Smith at ResMed Limited Sydney on 61 (2) 9886-5407; or by visiting the Company's multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company's future revenue, earnings or expenses, new product development and new markets for the Company's products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the US Securities & Exchange Commission. Those reports are available on the Company's Web site.

                                     -More-

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                          RESMED INC. AND SUBSIDIARIES
                 Consolidated Statements of Income (unaudited)
                   (In US$ thousands, except per share data)

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                                                         Three Months Ended
                                                            September 30,
                                                         2003            2002
--------------------------------------------------------------------------------
Net revenue                                            $ 72,878        $ 58,586
Cost of sales                                            25,720          20,889
--------------------------------------------------------------------------------
Gross profit                                             47,158          37,697
--------------------------------------------------------------------------------
Operating expenses:
Selling, general and administrative                      22,187          17,791
Research and development                                  6,017           4,395
--------------------------------------------------------------------------------
Total operating expenses                                 28,204          22,186
--------------------------------------------------------------------------------
Income from operations                                   18,954          15,511
--------------------------------------------------------------------------------
Other income (expenses), net:
Interest income (expense), net                             (394)           (883)
Gain on extinguishment of debt                               --             338
Other, net                                                 (652)           (967)
--------------------------------------------------------------------------------
Total other income (expenses), net                       (1,046)         (1,512)
--------------------------------------------------------------------------------
Income before income taxes                               17,908          13,999
Income taxes                                              5,659           4,428
--------------------------------------------------------------------------------
Net income                                             $ 12,249        $  9,571
--------------------------------------------------------------------------------
Basic earnings per share                               $   0.36        $   0.29
Diluted earnings per share                             $   0.35        $   0.28

Basic shares outstanding                                 33,649          32,882
Diluted shares outstanding                               35,089          34,121
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                                     -More-

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                          RESMED INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
               (In US$ thousands except share and per share data)

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                                                     September 30,     June 30,
                                                          2003           2003
--------------------------------------------------------------------------------
ASSETS                                                (unaudited)
Current assets:
Cash and cash equivalents                              $ 104,677      $ 114,491
Marketable securities - available for sale                27,102          6,533
Accounts receivable, net                                  55,963         56,694
Inventories                                               55,973         49,386
Deferred income taxes                                      9,354          8,301
Prepaid expenses and other current assets                  6,632          6,500
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Total current assets                                     259,701        241,905
--------------------------------------------------------------------------------
Property, plant and equipment, net
  of accumulated depreciation                            113,482        104,687
Patents, net of accumulated amortization                   3,777          3,745
Goodwill                                                 103,089        102,160
Other assets                                               6,585          7,098
--------------------------------------------------------------------------------
Total assets                                           $ 486,634      $ 459,595
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                       $  17,411      $  19,368
Accrued expenses                                          20,104         19,140
Income taxes payable                                       5,698          3,408
Deferred revenue                                           6,927          6,355
Current portion of deferred profit
  on sale and leaseback                                    2,342          2,312
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Total current liabilities                                 52,482         50,583
--------------------------------------------------------------------------------
Non current liabilities:
Deferred revenue                                           8,105          7,210
Deferred profit on sale and leaseback                      1,562          2,119
Convertible subordinated notes                           113,250        113,250
--------------------------------------------------------------------------------
Total non-current liabilities                            122,917        122,579
--------------------------------------------------------------------------------
Total liabilities                                      $ 175,399      $ 173,162
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Stockholders' Equity:

Preferred stock, $0.01 par value,
  2,000,000 shares authorized; none issued                    --             --

Series A Junior Participating preferred
  stock, $0.01 par value, 250,000                             --             --
  shares authorized; none issued

Common Stock $0.004 par value
  100,000,000 shares authorized; issued and
  outstanding 33,882,293 at September 30, 2003
  and 33,370,885 at June 30, 2003 (excluding
  425,928 and 415,365 shares held as                         136            134
  Treasury Stock respectively)

Additional paid-in capital                               116,491        107,432
Retained earnings                                        172,621        160,372
Treasury stock                                           (11,877)       (11,415)
Accumulated other comprehensive income (loss)             33,864         29,910
--------------------------------------------------------------------------------
Total stockholders' equity                               311,235        286,433
--------------------------------------------------------------------------------
Commitments and contingencies                                 --             --
Total liabilities and stockholders' equity             $ 486,634      $ 459,595
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